Exhibit 4.19

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on January 25, 2021 in Beijing, the People’s Republic of China (“China” or the “PRC”).

Party A:	Xi’an Jingxundi Supply Chain Technology Co., Ltd.

Address:	Building 5, SkyCity Central Square, East Chang’An Street No.666, National Civil Space Industrial Base, Xi’an, Shaanxi, China

Party B:	Xi’an Jingdong Xincheng Information Technology Co., Ltd.

Address:	Building 5, SkyCity Central Square, East Chang’An Street No.666, Aerospace Base, Xi’an, Shaanxi, China

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas:

1.

Party A is a wholly foreign-owned enterprise registered in China and has the necessary resources to provide technical and consulting services. Party A is a company wholly and directly held by JD Logistics Holding Limited (a company registered under the laws of Hong Kong) (the “Hong Kong Company”), and the Hong Kong Company is wholly and directly held by JD Logistics, Inc. (a company registered under the laws of the Cayman Islands) (the “Cayman Company”);

2.

Party B is a limited liability company established in China, whose principal business is technical development of information technology, technical services, technology transfer, technology and information consultation; software services, software development; software design; enterprises management consultation; sale of hardware products, electronics (excluding prohibited or restricted), groceries, packaging materials, clothes, shoes and hats; the businesses conducted by Party B currently and any time during the term of this Agreement are collectively referred to as the “Principal Business”;

3.

Party A agrees to use its advantage of technology, personnel and information to provide relevant exclusive technical services, technical consultation and other services (for the specific scope refers to the following clauses) for party B during the term of this Agreement, and Party B agrees to accept the services provided by Party A or Party A’s designated party’ (the designated party shall be the Cayman Company or a subsidiary directly or indirectly controlled by the Cayman Company, or other entity approved by all the directors of the Cayman Company, hereinafter referred as to the “Designated Party”) under this Agreement; and

4.	Party A and Party B desire to execute this Agreement with respect to the business cooperation between Party A and Party B.

Now, therefore, through mutual negotiation, the Parties have reached the following agreements:

1.	Services Provided by Party A

1.1

Party B hereby appoints Party A as Party B’s exclusive service provider to provide Party B with complete business support, technology support and consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement. Such services may include all or part of services within the scope of the Principal Business of Party B as may be determined from time to time by Party A, including, but not limited to the following: technical service, network support, business consulting, intellectual property license, equipment leasing, marketing consultation, system integration, product research and development and system maintenance, management and consulting services related to Party B’s business operation and, from time to time, provide other consultations and services(the “Services”) related to the foregoing services and according to Party B’s requests, given that such requests are permitted under the PRC laws.

1.2

Party B agrees to accept all the consulting and Services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not and shall cause its subsidiary not to accept any consulting and/or services provided by any third party and shall not establish similar cooperation relationships with any third party regarding to the abovementioned matters. Party A may designate the Designated Parties, who may enter into certain agreements described in Section 1.4 with Party B, to provide Party B with the consulting and/or services under this Agreement.

1.3

In order to ensure Party B meets the cash flow requirement for its daily operations and/or to compensate any losses arising from the daily operation, regardless of whether Party B actually suffers from operational losses, Party A can independently decide to provide financial support to Party B (given that it is permitted by the PRC laws). Party A can provide financial support for Party B through entrusted loan to the extent permitted by the PRC laws (as defined below), for which the Parties shall sign a separate entrusted loan contract.

1.4	Service Providing Methodology

(1)

Party A and Party B agree that, during the term of this Agreement, the Parties may enter into further technology and consulting service agreements directly or through their respective affiliates with corresponding service ability and resources for the purpose that Party A can provides service to Party B, and reach an agreement on the contents, methods, personnel and fees of the specified services.

(2)

To fulfill this Agreement, the Parties agree that both Party A and Party B can enter into license agreements on intellectual property rights (including but not limited to: software, trademark, patents and technical secrets) directly or through their respective affiliates during the term of this Agreement. Such license agreements shall allow Party B to use the relevant intellectual property rights of Party A at any time according to the business needs of Party B.

(3)

To fulfill this Agreement, the Parties agree that both Party A and Party B can enter into equipment or plant leasing agreements directly or through their respective affiliates during the term of this Agreement. Such equipment or plant leasing agreements shall allow Party B to use the relevant equipment or plant of Party A at any time according to Party B’s business needs.

(4)

To fulfill this Agreement, the Parties agree that both Party A and Party B can enter into other agreements such that Party A can provide other services to Party B directly or through their respective affiliates during the term of this Agreement.

(5)	Party A can independently decide to subcontract the services to be provided to Party B in part or full herein to a third party with the corresponding business capacity and resources.

1.5

For the purpose of providing services in accordance to this Agreement, the Parties shall promptly communicate with each other with regards to relevant information about business and/or other information about customers.

The service provided by Party A herein shall be exclusive. Party B may continue to implement existing service contracts with third parties that involve identical or similar services provided by Party A with the written consent of Party A; if Party A does not approve the existing service contracts with third parties, Party B shall immediately terminate this Agreement with the third party and also undertake any expenses and responsibilities for terminating this Agreement. Other contracts that Party B is implementing or other legal documents defining Party B’s obligations shall still be implemented by Party B. Without Party A’s prior written consent, Party B shall not change, revise or terminate such contracts or legal documents.

1.6

In order to specify the Parties’ rights and obligations and ensure that the foregoing service provisions are actually implemented, the Parties agree as follows, provided that they are permitted under the PRC laws:

(1)	Party B shall carry out its business in accordance with the opinions and suggestions provided by Party A under Article 1.1 herein.

(2)

Except for the original directors and supervisors of Party B accepted by Party A, Party B will appoint the nominee recommended by Party A as Party B’s director through the appointment procedures of the PRC laws (including any laws, regulations, rules, notices, interpretations or other documents with binding force issued by the central government, local legislative, administrative or judicial departments before and after the signing of this Agreement, hereinafter referred to as the “PRC laws”) and, to the extent permitted by the PRC laws, will appoint the senior manager recommended and employed by Party A as Party B’s general manager, chief financial officer and other senior management personnel that are in charge of monitoring Party B’s company business and operation. Except for retirement, resignation, disqualification or death, Party B shall not dismiss the company’s director recommended by Party A under any circumstances without the prior written consent of Party A.

(3)	Party B agrees to cause Party B’s director and senior manager exercise the powers that they have under the laws, regulations and articles of association based on Party A’s instruction.

(4)	Party A may determine and adjust Party B’s organization structure, and manage human resources of Party B.

(5)

Party A is entitled to conduct business activities related to the Services on behalf of Party B. Party B shall provide all necessary support and convenience for Party A to conduct such business activities smoothly, including without limitation, issuing all necessary power of attorney for the provision of services.

(6)

To the extent permitted by the PRC laws, Party A is entitled to check Party B’s accounts periodically and at any time, and Party B shall keep its accounts accurately and in due course, and provide the accounts to Party A upon its request. Party B agrees to coordinate with Party A and Party A’s shareholders (direct or indirect) over auditing (including but not limited to connected transaction auditing and other various auditing contents) and provide related information about Party B’s operation, business, customers, finance and staffs to Party A, Party A’s shareholders (direct or indirect) and/or auditor engaged by Party A during the term of this agreement, and also agree that Party A’s shareholders can disclose such information to satisfy the requirements of the securities regulation.

(7)

Party B agrees to deliver the relevant certificates and seals which are important to Party B’s daily operation, including Party B’s business license, organizational code certificate (if any), official seal, contract seal, special seal for finance and legal representative’s seal, to Party B’s director, legal representative, general manager, chief financial officer and other senior management personnel recommended by Party A and appointed by Party B according to legal procedures for custody.

1.7

The Parties agree that the Services provided by Party A to Party B under this Agreement shall also apply to the subsidiaries of Party B, and Party B shall cause its subsidiaries to exercise rights and fulfill obligations hereunder.

2.	Calculation of Service Fee, Payment Mode, Financial Statements, Auditing and Taxation

2.1

With regard to the Services provided by Party A according to this Agreement and to the extent permitted by the PRC laws, Party B and Party B’s subsidiary shall pay to Party A service fees (hereinafter referred to as “service fees”) equivalent to the net profit of Party B and Party B’s subsidiary after deducting the annual loss of the year before (if necessary), deducting the necessary costs, expenses and taxes within the corresponding fiscal year and withdrawing the statutory reserve fund, retained fund, staff award fund, welfare fund, enterprise development fund according to the law during the term of this Agreement; Party A is entitled to determine the foregoing deduction items. The amount of such service fees shall be determined by Party A. The calculation and adjustment of the service fees shall take into consideration the following factors without limitation, and Party A is entitled to independently decide to adjust the service fees without obtaining Party B’s consent: (a) the difficulty in technologies provided by Party A and the complexity of technological consulting and other services provided by Party A; (b) the time required by Party A’s technical staffs to provide such software development, technological consulting and other services; (c) specific content and commercial value of software development, technological consulting and other services provided by Party A; (d) market price of the services of the same type. The above services fee shall be remitted to the bank account of Party A or the Designated Party by wire transfer or other manners agreed by the Parties after Party A has issued the payment instruction, and Party A may change the payment instructions from time to time. The Parties agree that the payment of the above service fees shall not cause any Party to have difficulties in its operation each year. For the purposes above, and to the extent of achieving the above principles, Party A is entitled to agree on Party B’s delay of the service fees’ payment to avoid any financial difficulties; and Party A is also entitled to make any other adjustments of the service fees as deemed reasonable by itself, but Party A shall send a written notice to Party B in advance.

2.2

Party A agrees that Party A will enjoy and undertake all economic interests and risks arising from Party B’s business during the term hereof; When Party B suffers from operating loss or faces serious management difficulties, Party A shall provide financial support; in case of the occurrence of foregoing situation, Party A is entitled to decide whether Party B will continue its business operation and Party B shall accept Party A’s decision unconditionally.

2.3	Party B shall prepare financial statements required by Party A in accordance with the requirements of applicable laws, generally acknowledged accounting standards and business practice.

2.4

After notified by Party A in advance, Party A and/or Party A’s designated auditor is entitled to review Party B’s relevant account books and record and copy necessary partial book accounts and records in the main office location of Party B so as to verify the accuracy in Party B’s income and statements. Party B shall provide related information about Party B’s operation, business, customers, finance and staffs according to Party A’s requirements, and agree that Party A or Party A’s direct or indirect shareholder can disclose or make such information publicly if necessary.

2.5	The tax arising from the execution of this Agreement shall be undertaken respectively by each party.

3.	Intellectual Property Right, Confidentiality and Prohibited Competition

3.1

Party A shall have exclusive and proprietary ownership, rights and interests in any and all intellectual properties arising out of or created during the performance of this Agreement, including but not limited to software, trademarks, patents, technical secrets, trade secrets and others, and shall be entitled to use these rights for free.

3.2

To fulfill this Agreement, Party A and Party B agree that the Parties may execute intellectual property license agreements during the term of this Agreement, which shall permit Party B to use Party A’s relevant intellectual property rights for free within Party B’s business requirements, or Party A agrees to transfer part of Party A’s intellectual property rights to Party B or register such intellectual property rights in Party B’s name if necessary. However, Party B shall transfer the foregoing intellectual property rights registered under Party B to Party A at no consideration or at the lowest price permitted by law upon Party A’s request. Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A at its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights in Party A, and/or perfecting the protections for any such intellectual property rights in Party A. Party A is entitled to use any intellectual property registered under Party B for free.

3.3

Unless otherwise permitted by Party A, Party A shall have exclusive and proprietary ownership in any rights, ownership, interests and intellectual property rights generated or created by Party B and Party B’s subsidiary during the term of this Agreement, including without limitation, existing and future total copyrights, patents (including invention patents, utility model patents and appearance design patents), patent applications, trademarks, trade names, brands, software, technical secrets, commercial secrets, relevant reputations, domain names and other any similar rights (herein after referred to as “the rights”), whether or not developed by Party A or Party B. Party B shall not claim any of the rights from Party A. Party B shall sign all documents and take all actions for Party A to become the owner of the rights. Party B shall guarantee that there is no defects of right for the rights and will compensate any losses to Party A for any defects of rights.

3.4	Without Party A’s prior written consent, Party B shall not and shall cause its subsidiaries not to transfer, sell, mortgage, permit or dispose of the rights in other ways.

3.5

Party B shall manage the rights according to Party A’s instruction from time to time, including without limitation, the transferring or authorizing of the rights to Party A or a party designated by Party A to the extent permitted by the PRC laws.

3.6

The Parties admit that any oral or written information exchanged between the Parties in connection with this Agreement are regarded as confidential information. Each party shall maintain confidentiality of all such confidential information, and without written consent of other parties, any Party shall not disclose any relevant confidential information to any third party, except for information that are: (a) known to the public (not disclosed to the public by the Party receiving the information); (b) disclosed according to the requirements of applicable laws or any stock exchange; or (c) required to be disclosed by any Party to its legal or financial consultant to fulfill transactions contemplated hereunder, provided that such legal or financial consultant is also bound by confidentiality obligations similar to those set forth in this article. Disclosure of any confidential information by the employees or institutions employed by any Party shall be deemed as disclosure of such confidential information by such Party, and such Party shall be held liable for breach of this Agreement. This article shall survive the termination of this Agreement, notwithstanding the reason for the termination.

3.7

Party B shall not sign any documents or make relevant commitments that conflict with the legal documents, such as agreements in the process of implementation signed by Party A and its Designated Party; Party B shall not cause conflict of interests between Party B, Party A and Party A’s shareholder through action or omission. In case of such conflict of interest (Party A is entitled to decide whether such conflict of interest exists), Party B shall immediately take measures to eliminate it as much as possible, subject to the approval by Party A or Party A’s Designated Party. In case that any measures to eliminate the conflict of interest are rejected, Party A is entitled to execute the purchase right in the “Exclusive Option Agreement”.

3.8	Within the term of this Agreement, all customer information relating to Party B’s business and the Services provided by Party A and other related documents shall be possessed by Party A.

3.9	The Parties hereby agree that Article 3 shall survive the modification, cancellation or termination of this Agreement.

4.	Representations, Warranties and Covenants

4.1	Party A hereby represents, warrants and covenants as follows:

(1)

Party A is a wholly foreign owned company legally registered and validly existing in accordance with the PRC laws, is an independent legal person, possesses complete and independent legal status and capacity, has obtained appropriate authorization to sign, deliver and execute this Agreement, and can serve as the subject of litigation independently.

(2)

Party A signs and executes this Agreement in accordance with its legal person qualification and within its business scope, with necessary permits, records and qualifications to provide the services hereof. Party A has taken necessary corporate action, obtained appropriate authorization and also the permission and approval of third party and governmental institutions to fulfill the transactions contemplated hereunder, and will not violate laws or restrictions applicable to Party A.

(3)	After the execution and delivery of this Agreement, this Agreement will constitute Party A’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

4.2	Party B hereby represents, warrants and covenants as follows:

(1)

Party B is a company legally registered and validly existing in accordance with the PRC laws, is an independent legal person, has complete and independent legal status and capacity, has obtained appropriate authorization to sign, deliver and execute this Agreement, and can serve as the subject of litigation independently.

(2)

Party B’s acceptance of the services provided by Party A does not violate any the PRC laws; Party B signs and executes this Agreement in accordance with its legal person qualification and within its business scope; Party B has taken necessary corporate action, obtained appropriate authorization and also the permission and approval of third party and governmental institutions to fulfill the transactions contemplated hereunder, and will not violate laws or restrictions applicable to Party B.

(3)	After the execution and delivery of this Agreement, this Agreement will constitute Party B’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

(4)

There are no existing or threatened litigation, arbitration or other judicial or administrative procedures known to Party B that may affect Party B’s ability to perform the obligations herein. In case of any litigation, arbitration or other judicial or administrative penalty occurring or possibly occurring to Party B’s assets, businesses or income, Party B shall instantly notify Party A after learning of the fact.

(5)

Party B has already disclosed all contracts, government approvals and licenses that may have significant adverse effect on Party B’s ability to fully fulfill the obligations herein or documents binding Party B’s assets or businesses. There is no misrepresentation or omission of any major facts in documents provided by Party B to Party A previously.

(6)

Party B shall pay service fees to Party A in full according to the clauses herein and maintain the continuous validity of related licenses and qualifications of business of Party B and Party B’s subsidiaries, and assist Party A, provide sufficient cooperation with Party A, actively cooperate over the services provided by Party A in all affairs for Party A to effectively execute the responsibilities and obligations herein, and also accept reasonable comments and suggestions from Party A relating to the businesses of Party B and Party B’s subsidiaries.

(7)

Without Party A’s prior written consent, beginning from the signing date of this Agreement, Party B shall not and shall cause Party B’s subsidiary not to sell, transfer, mortgage or dispose in through other ways any assets (except for assets of less than RMB1,000,000 (or any other amount separately agreed by the Parties) necessary for normal business operation), business, right of management and legitimate rights and interests.

(8)

Without Party A’s prior written consent, Party B shall not pay any expenses to any third party for any reason except for reasonable expenditures in the course of normal business operation, and shall not exempt any third party’s debts or borrow or lend loan to any third party, or provide guarantee or warranty, or allow any third party to place other security interests on Party B’s assets or interests.

(9)

Without Party A’s prior written consent, beginning from the signing date of this Agreement, Party B shall not and shall cause Party B’s subsidiary not to incur, inherit, guarantee or tolerate any debts (except debt of less than RMB1,000,000 (or any other amount separately agreed by the Parties) necessary for normal business operation).

(10)

Without Party A’s prior written consent, beginning from the signing date of this Agreement, Party B shall not and shall cause Party B’s subsidiary not to sign any major contracts (except the contract of less than RMB1,000,000 (or any other amount separately agreed by the Parties) necessary for normal business operation) or sign any other contracts, agreements or arrangements conflicting with this Agreement or possibly damaging Party A’s rights and interests herein.

(11)

Party B shall not cause conflict of interest between Party B and Party A and its shareholders in the manner of act or omission. In the event of such conflict of interest (Party A is entitled to decide whether such conflict of interest arises unilaterally), Party B shall take measures to eliminate as soon as possible with the consent of Party A or its Designated Party.

(12)

Without Party A’s prior written consent, Party B shall not and shall cause Party B’s subsidiary not to be merged into or constitute a joint entity with any third party, invest in or purchase any third party or be invested in, purchased or controlled, increase or decrease the registered capital, change the corporation form or registered capital structure in other ways or accept the investment and capital increase of existing shareholders or third party in Party B, or liquidate and dissolve beginning from the signing date herein.

(13)

To the extent permitted by relevant the PRC laws, Party B will appoint candidates recommended by Party A as Party B’s director; Except for written permission from Party A or with legal reasons, Party B shall not refuse to appoint the candidate recommended by Party A by any reasons.

(14)

Party B shall hold any and all governmental licenses, certificates, authorizations and approvals necessary for operating business during the term of this Agreement, and also shall ensure all foregoing governmental licenses, certificates, authorizations and approvals are effective and legal during the entire term of this Agreement. In case of alteration and/or increase of governmental licenses, certificates, authorizations and approvals for Party B to operate business during the term of this Agreement due to changes of provisions of relevant government authorities, Party B shall implement the alteration and/or supplementation according to the requirements of related local laws.

(15)

Immediately notify Party A of occurrence or possible occurrence of situations that may have material adverse effect on Party B’s business and operation, and put forth its best effort to prevent such situation from occurring and/or prevent losses from increasing.

(16)

Without Party A’s prior written consent, Party B and /or Party B’s subsidiary shall not modify articles of association, change principal business, change business scope, model, profit model, marketing strategies, business principles or make material adjustments in customer relations.

(17)

Without Party A’s prior written consent, Party B and /or Party B’s subsidiary shall not have any arrangement of entering into any partnership or joint venture or profit sharing with any third party, or other arrangements, such as payment of usage fees, service fees or consulting fees, to transfer benefits or share profits.

(18)	Upon Party A’s request, Party B shall provide information about Party B’s operation management and financial condition to Party A from time to time.

(19)	Without Party A’s prior written consent, Party B shall not disclose or distribute profits, dividends or any other interests to other shareholders.

(20)

Provide Party A any technologies or other information that is necessary or useful for Party A to provide services contemplated herein, and permit Party A to use relevant equipment, materials, information of Party B deemed necessary or useful in providing services hereunder.

(21)	Without Party A’s prior written consent, Party B shall not alter, change or dismiss Party B’s director and senior manager.

4.3

The Parties represents to each other: In the event that the PRC laws allows Party A to directly hold Party B’s equities and permits Party A and/or Party A’s subsidiaries (if any) to be engaged in Party B’s business, and if Party A intends to directly hold Party B’s equities, the Parties will terminate this Agreement immediately.

5.	Validation and Effective Term

This Agreement shall take effect as of the signing date. Unless this Agreement is terminated according to Article 6.1 herein, the Agreement shall remain effective permanently.

6.	Termination

6.1	Unless otherwise renewed according to relevant sections hereunder, this Agreement shall be terminated on the expiration date.

6.2	This Agreement shall be terminated:

(a)	On the effective date of Party B’s bankruptcy, liquidation, termination or dissolution in accordance with the law prior to the expiration date of this Agreement;

(b)

On the effective date of the transfer of Party B’s equities and assets to Party A pursuant to the “Exclusive Option Agreement” (as amended from time to time) signed by the Parties and Party B’s existing shareholder on the date hereof;

(c)

On the date when Party A is officially registered as Party B’s sole shareholder after Party A is permitted to directly hold Party B’s equities under the PRC laws and Party A and/or Party A’s subsidiaries and branches can legally engage in Party B’s business;

(d)	On the expiration date of the written notification of terminating this Agreement sent by Party A to Party B 30 days in advance at any time within the effective term of this Agreement;

(e)	Terminated in advance in accordance with the provisions of Article 7 herein.

6.3

Party B shall not terminate this Agreement during the term of this Agreement. Party A shall not undertake the responsibility for breach of this Agreement if it terminates this Agreement unilaterally in accordance with Article 6.2(d).

6.4	The rights and obligations of Article 3,5,7,8,10,11 and 16.3 shall survive the termination of this Agreement.

6.5

Each Party’s payment obligations (including but not limited to the service fees) herein due on the termination date of this Agreement or before the expiry date of this Agreement will not be exempted and any liability for breach of the contract before the termination of this Agreement will also not be exempted when this Agreement is terminated in advance or expired for any reason. All payable service fees before the termination and expiry of this Agreement shall be paid to Party A within 15 working days as of the termination date of this Agreement.

7.	Liability for Breach of this Agreement

7.1

Unless otherwise specified in other articles herein, if Party B(the “Defaulting Party”) fails to fulfill certain obligations herein or violates this Agreement in other ways, Party A (the “Damaged Party”) may: (a) notify the Defaulting Party of the nature and scope of the violation in writing and ask the Defaulting Party to remediate at its own expense within a reasonable period of time (hereinafter referred to as “Remediation Period”); and if the Defaulting Party fails to take remedial measures during the Remediation Period, the Damaged Party is entitled to ask the Defaulting Party to undertake all responsibilities for its violation and also compensate all actual economic losses due to the Damaged Party, including without limitation, the legal fees incurred in litigation and arbitration proceedings relating to the violation. The Damaged Party is also entitled to ask the Defaulting Party to perform its contractual obligations and petition the court or the relevant arbitration institution to issue an order of specific performance or compulsory performance by the Defaulting Party; (b) terminate this Agreement and ask the Defaulting Party to undertake all responsibilities for its violation and also compensate all damages; or (c) place the pledged equity on discount, auction or selling according to the Equity Interest Pledge Agreement signed on the date hereof by and among the Parties and Party B’s existing shareholders, be entitled to compensation priority in the amount of discount, auction and selling, and ask the Defaulting Party to undertake all losses hereof. While exercising the foregoing remedial right, the Damaged Party is entitled to other remedial rights regulated herein and under the relevant laws and regulations.

7.2

The Parties hereby agree and confirm that, unless otherwise compulsorily provided by the PRC laws, if Party B is the Defaulting Party, the Damaged Party is entitled to terminate this Agreement unilaterally and ask the Defaulting Party to compensate the losses.

8.	Governing Laws, Dispute Resolution and Modification of Law

8.1	The signing, validation, interpretation, implementation, revision and termination of this Agreement and settlement of disputes herein shall be governed by the PRC laws.

8.2

Any disputes arising from the interpretation and implementation of this agreement shall be firstly solved through the Parties’ friendly negotiations. In case that the consensus on settlement of such disputes is not reached within 30 days after any Party asks the other party to reach solution through friendly negotiations, any Party can submit the disputes to Beijing Arbitration Commission, which gives verdict according to the prevailing arbitration rule at that time. The arbitration shall take place in Beijing and language for arbitration shall be Chinese. The arbitration award is final and binding on each party. The arbitral tribunal can order Party B to compensate the losses of Party A with Party B’s equity interests, assets or property rights and interests, reach judgment of mandatory relief through mandatory transfer of related business or assets or order Party B to declare bankruptcy. After the arbitration award becomes effective, any Party is entitled to petition the relevant court to execute the arbitration award. If necessary, the arbitral institution is entitled to order the Defaulting Party to cease the breach of this Agreement or refrain from actions that would increase the losses to Party A before making final verdict for the disputes of all parties. The courts in Hong Kong, Cayman Islands, China or other places with right of jurisdiction (including the court in the place of Party B, or the court in the place of main asset of Party A or Party B shall be deemed as the court with right of jurisdiction) similarly are entitled to confer or execute the verdict of the arbitral tribunal and is also entitled to make judgment or execute temporary relief for Party B’s equity or property interests, and give verdict or judgment of providing certain temporary relief for the party instigating the arbitration before the establishment of arbitral tribunal or in other appropriate circumstances, such as reaching verdict or judgment of ordering the Defaulting Party to cease the breaching of this Agreement or not to cause additional losses to Party A.

8.3

In the arbitration for any disputes arising from the interpretation and implementation of this Agreement, the Parties herein shall continue executing other rights and obligations herein respectively except the matters herein in dispute.

8.4

Due to the issuing or alteration of any the PRC laws, rules or regulations or due to the change in interpretation or application of such laws, rules or regulations any time after the signing date, the following agreement shall be applicable: to the extent permitted by the PRC laws, (a) if the alteration of laws or newly issued regulations are more preferential for a Party compared to the relevant laws, decrees, orders or regulations that were in effect on the signing date hereof, each Party shall actively and immediately apply for obtaining the benefits brought by the modification or new regulations and put forth their best effort to obtain the approval for the application; or (b) in case that any Party’s economic benefit is directly or indirectly adversely influenced due to the alteration of foregoing laws or newly issued regulations, this Agreement shall be continuously executed as scheduled. All parties shall obtain the exemption from the altered or new regulations through legal means. If the negative effect on the economic benefit of any Party cannot be resolved under this Agreement, all Parties shall immediately negotiate and make all necessary alterations to this Agreement after receiving the notification of the affected Party to safeguard the economic benefit of the affected Party.

9.	Force Majeure

9.1

“Force majeure” refers to events that cannot be foreseen, avoided and overcome so that the this Agreement cannot be executed in part or full. Such events include but are limited to earthquake, typhoon, flood, water disaster, war, strike, turmoil, governmental behavior, changes to legal regulations or their application.

9.2

In case of the occurrence of a force majeure event, a Party’s obligation that is being affected by force majeure shall be automatically suspended during the delay caused by force majeure, and the party’s period of implementation of this Agreement shall be automatically prolonged. The prolonged period is the period of the suspension, and the party shall not undertake responsibility and suffer from punishment for it. In case of force majeure, all parties shall instantly negotiate with each other to seek a fair solution and try to minimize effect of force majeure by exerting all reasonable efforts.

10.	Compensations

With regard to any litigation and claim for compensation directed at Party A or any losses, damages, responsibilities or expenses incurred arising from the consultation and services provided by Party A pursuant to Party B’s requests, Party B shall compensate Party A so that Party A is free of damages unless such losses, damages, responsibilities or expenses are incurred due to party A’s grievous fault or intentional misconduct.

11.	Notices

11.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such parties set forth in Exhibit I. The date on which such notices shall be deemed to have been effectively given shall be determined as follows:

(1)

Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively delivered on the date of receipt or refusal at the address specified for notices.

(2)	Notices given by facsimile transmission shall be deemed effectively delivered on the date of successful transmission (subject to transmission confirmation information automatically generated).

11.2	Any party can change the receiving address or fax number when notifying other parties in accordance with the article herein.

12.	Transfer

12.1	Without prior written consent of Party A, Party B shall not transfer the rights and obligations herein to any third party.

12.2	Party B agrees that Party A can notify Party B of transferring the rights and obligations herein to any third party in writing in advance without soliciting Party B’s consent.

13.	Severability

In case that one or several of the terms of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. All parties shall strive for replacing such invalid, illegal or unenforceable terms with effective ones to the extent permitted by law and in accordance with the expectations of each party through friendly negotiation, and the economic effect of such effective terms shall be as close as possible to the that of those invalid, illegal or unenforceable terms.

14.	Revision and Supplementation

14.1

Any revision and supplementation of this Agreement shall be made in writing. Any revision and supplementary agreement signed by the Parties relating to this Agreement shall be the inalienable part of this Agreement, having the same legal effect.

14.2

If revision of this Agreement is proposed by the Stock Exchange of Hong Kong Limited or other regulatory institutions, or is required according to securities listing regulations of the Stock Exchange of Hong Kong Limited or related regulations, rules and guiding requirements, this Agreement shall be revised by the Parties reasonably.

15.	Text

This Agreement has two copies with one held by each Party, having the same legal effect.

16.	Miscellaneous

16.1

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

16.2	This Agreement shall have binding force on successors of the Parties and their respective transferees who are approved by the Parties.

16.3

Any Party may waive the rights of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

16.4	The titles of this Agreement are for convenience in reading only, and shall not be used to interpret, explain or influence the meanings regulated herein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

(This page is intentionally left blank and is the signing page of this Exclusive Business Cooperation Agreement)

IN WITNESS WHEREOF, the Parties have executed this Exclusive Business Cooperation Agreement as of the date and at the address first above written.

Xi’an Jingxundi Supply Chain Technology Co., Ltd.

/s/ Xi’an Jingxundi Supply Chain Technology Co., Ltd.

(Seal of Xi’an Jingxundi Supply Chain Technology Co., Ltd.)

(This page is intentionally left blank and is the signing page of this Exclusive Business Cooperation Agreement)

IN WITNESS WHEREOF, the Parties have executed this Exclusive Business Cooperation Agreement as of the date and at the address first above written.

Xi’an Jingdong Xincheng Information Technology Co., Ltd.

/s/ Xi’an Jingdong Xincheng Information Technology Co., Ltd.
(Seal of Xi’an Jingdong Xincheng Information Technology Co., Ltd.)

Exhibit I

For the purpose of notification, the Parties’ specific address is as below:

Party A: Xi’an Jingxundi Supply Chain Technology Co., Ltd.

Address: ***

Receipt: ***

Party B: Xi’an Jingdong Xincheng Information Technology Co., Ltd.

Address: ***

Receipt: ***

Schedule A

The following schedule sets forth information about the exclusive business cooperation agreements substantially in form as this exhibit that the Registrant entered into with certain other Chinese variable interest entities. Other than the information set forth below, there is no material difference between such other agreements and this exhibit.

VIE	Executing Parties	Execution Date
Suqian Jingdong Tianning Jiankang Technology Co., Ltd.	Party A: Beijing Jingdong Jiankang Co., Ltd. Party B: Suqian Jingdong Tianning Jiankang Technology Co., Ltd.	September 17, 2020

Guangdong Jingxi Logistics Technology Co., Ltd.	Party A: Jingdong Logistics Supply Chain Co., Ltd. Party B: Guangdong Jingxi Logistics Technology Co., Ltd.	January 25, 2021